UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2013 (December 4, 2013)

NCR CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number 001-00395

Maryland	31-0387920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3097 Satellite Boulevard

Duluth, Georgia 30096

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (937) 445-5000

N/A

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

On December 4, 2013, NCR Corporation, a Maryland corporation (the “Company”), entered into the First Amendment (the “Amendment”) to the Credit Agreement, dated as of August 22, 2011, as amended and restated as of July 25, 2013, by and among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as the administrative agent. The Amendment, among other things, permits NCR Escrow Corp., a newly formed Delaware corporation and wholly owned subsidiary of the Company, to consummate the offering of the Notes (as defined below) and certain transactions in connection with the offering and permits similar structures and transactions in connection with future material permitted acquisitions. In addition, the Amendment will effectuate an amendment and restatement of the security agreement relating to the Company’s senior secured credit facility. In connection with such amendment and restatement, all obligations under the senior secured credit facility, and the guarantees of such obligations, will be secured by a perfected first-priority lien and security interest in substantially all of the Company’s U.S. assets and the assets of the guarantors under the senior secured credit facility, subject to certain exclusions. The Amendment also effectuates certain amendments to financial covenants included in the senior secured credit facility. All other material terms of the senior secured credit facility will remain substantially unchanged. The Amendment is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

On December 4, 2013, the Company also entered into the Incremental Facility Agreement (the “Incremental Facility Agreement”) with and among certain lenders party to the senior secured credit facility and JPMorgan Chase Bank, N.A., as the administrative agent, providing for incremental term loans in an amount of up to $250 million. The Incremental Facility Agreement is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

The foregoing descriptions of the Amendment and the Incremental Facility Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Amendment and the Incremental Facility Agreement, which are attached hereto as Exhibits 10.1 and 10.2, respectively.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosures of the material terms and conditions of the Amendment and the Incremental Facility Agreement contained in Item 1.01 above are hereby incorporated into this Item 2.03 by reference.

Item 8.01	Other Events

On December 5, 2013, the Company issued a press release announcing the intention of NCR Escrow Corp. to offer $400 million aggregate principal amount of senior notes due 2021 (the “2021 Notes”), $400 million aggregate principal amount of senior notes due 2023 (the “2023 Notes”) and $300 million aggregate principal amount of senior notes due 2025 (the “2025 Notes” and, together with the 2021 Notes and the 2023 Notes, the “Notes”), subject to market and customary conditions.

NCR Escrow Corp. will initially deposit the net proceeds from the offering into a segregated escrow account. The Company intends to use the net proceeds from the offering, together with cash, incremental term loans and additional borrowings under the Company’s revolving credit facility, to finance the previously announced acquisition of Digital Insight Corporation (“Digital Insight”) through a merger with Fandango Holdings Corporation, the parent of Digital Insight (the “Acquisition”). At the time of the closing of the Acquisition, (1) NCR Escrow Corp. will merge with and into the Company, with the Company continuing as the surviving corporation, (2) the Company will assume all of NCR Escrow Corp.’s obligations under the Notes and the related indentures (the “Assumption”) and (3) subject to the satisfaction of certain other conditions, the net proceeds from the offering will be released from the escrow account to the Company. If the Acquisition is not consummated, NCR Escrow Corp. will be required to redeem each series of Notes at a redemption price equal to 100% of the principal amount of such series of Notes, plus accrued and unpaid interest to, but excluding, the redemption date.

Prior to the Assumption, the Notes will not be guaranteed by the Company or any of its subsidiaries. Following the Assumption, the Notes will be senior unsecured obligations of the Company and will be guaranteed by NCR International Inc., a Delaware corporation, and Radiant Systems, Inc., a Georgia corporation.

A copy of the press release is attached hereto as Exhibit 99.1 and hereby incorporated by reference.

The Notes and the related subsidiary guarantees have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

The following exhibits are attached with this current report on Form 8-K:

10.1	First Amendment, dated as of December 4, 2013, to the Credit Agreement, dated as of August 22, 2011, as amended and restated as of July 25, 2013, among NCR Corporation, the lenders party thereto and JPMorgan Chase Bank, N.A., as the administrative agent.

10.2	Incremental Facility Agreement, dated as of December 4, 2013, among NCR Corporation, the lenders party thereto and JPMorgan Chase Bank, N.A., as the administrative agent.

99.1	Press Release dated December 5, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NCR CORPORATION

Date: December 5, 2013	By:	/s/ Robert P. Fishman
Robert P. Fishman
Senior Vice President and Chief Financial Officer

Index to Exhibits

The following exhibits are attached with this current report on Form 8-K:

Exhibit No.	Description

10.1	First Amendment, dated as of December 4, 2013, to the Credit Agreement, dated as of August 22, 2011, as amended and restated as of July 25, 2013, among NCR Corporation, the lenders party thereto and JPMorgan Chase Bank, N.A., as the administrative agent.

10.2	Incremental Facility Agreement, dated as of December 4, 2013, among NCR Corporation, the lenders party thereto and JPMorgan Chase Bank, N.A., as the administrative agent.

99.1	Press Release dated December 5, 2013.